Exhibit 99.1

NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE SENIOR NOTES

Chicago, IL, June 28, 2007 – Ryerson Inc.’s (NYSE: RYI) 3.50% Convertible Senior Notes due 2024 will be convertible through September 30, 2007 due to a conversion condition having been met. The company issued these notes under an indenture that provides that the notes are convertible, at the option of the holders, at any time during a fiscal quarter if during the last 30 consecutive trading days of the preceding quarter, the company’s common stock trades at a price exceeding 125% of the conversion price for 20 trading days. On conversion, the company will pay, for each $1,000 principal amount of notes being converted, an amount equal to $1,000 plus, to the extent the conversion value exceeds $1,000, shares of common stock of the company.

The conversion condition was met when the closing price of Ryerson Inc.’s common stock price exceeded $26.71 for at least 20 trading days of the 30 final trading days of the calendar quarter ending June 30, 2007. While this conversion condition was also met for the prior quarter, no note holders have elected to convert the notes as of June 28, 2007.

Note holders interested in converting should follow the procedures detailed in the indenture between the company and the Bank of New York, which indenture is available on the company’s website www.ryerson.com under the investor relations tab as an exhibit to the company’s Current Report on Form 8-K filed on December 13, 2004.

The company believes that cash flows from operations and availability under its credit and securitization facilities provides sufficient funds to repay the $175 million cash portion if all the outstanding notes are converted.

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Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.